UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 21, 2016
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code)
(415) 973-1000 (Registrant's telephone number, including area code)	(415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

2015 Gas Transmission and Storage (“GT&S”) Rate Case

On November 21, 2016, Pacific Gas and Electric Company (“Utility”) submitted its opening comments in the second phase of the 2015 GT&S rate case pending at the California Public Utilities Commission (“CPUC” or “Commission”).

As previously disclosed, on November 1, 2016, the assigned administrative law judge (“ALJ”) issued a phase two proposed decision (“PD”) in the 2015 GT&S rate case addressing the $850 million of shareholder-funded safety expenditures disallowed in the San Bruno Penalty Decision dated April 9, 2015.  Also as previously disclosed, the PD applies $689 million of the $850 million penalty to capital expenditures.  If adopted, the PD would reduce rate base by the full amount of the disallowed capital expenditures but would not remove the associated deferred taxes, resulting in a larger rate base reduction.  Specifically, the PD treats the $689 million of disallowed capital expenditures as a direct rate base reduction, retaining the associated tax-timing difference (deferred taxes), which the Utility estimated to be $49 million, as a rate base reduction.  In its comments on the PD, the Utility indicates it believes the Internal Revenue Services (“IRS”) may find this treatment to be inconsistent with normalization rules.  The Internal Revenue Code (“IRC”) requires a utility to use regulatory depreciation in the computation of tax expense, and to use deferred tax accounting for depreciation timing differences.  In addition, the IRC prescribes that there must be consistency in the computation of the depreciation expense, the tax expense, the reserve for deferred taxes, and the rate base.  The normalization problem in the PD arises because it removes $689 million of capital additions from rate base (i.e. excluding them from the revenue requirement), while retaining the tax benefits associated with those same capital additions (i.e. including them to reduce the revenue requirement).

If the Utility is determined to be in violation of the IRS normalization requirements, it could be required to convert all of its accelerated tax depreciation to the straight line (book) method, which could require material federal income tax payments by the Utility and result in significant harm to customers.  The Utility’s 2015 deferred tax reserve attributable to accelerated depreciation (the tax benefit attributable to the difference between accelerated tax depreciation and the deductions that would have been allowable for tax purposes using the book method of depreciation) reduces rate base by approximately $5.3 billion in the General Rate Case, $0.7 billion in the GT&S rate case, and $1.7 billion in the Transmission Owner (TO) rate case, providing customers with annual benefits of $0.9 billion.  (If the IRS were to determine that a normalization violation occurred, customers would be at risk of losing this ongoing benefit.)

The Utility does not believe that the PD intended to create a risk that the IRS would find a violation of its normalization rules, and requests that the PD be modified.  If the Commission does not modify the PD to eliminate the possibility of a normalization violation, the Utility requests that the Commission provide for a memorandum account and an advice letter to make any necessary ratemaking and revenue requirement adjustments retroactively.

Based on the significant harm to customers that would result from a normalization violation and prior Commission precedent where the Commission has provided for an adjustment mechanism if the potential for a normalization violation was raised, the Utility believes the likelihood of the Commission not taking action to protect against a normalization violation is remote.

Reply comments are due on November 28, 2016.  The final phase two decision is expected to be issued within 30 days of the reply briefs.

For more information about the 2015 GT&S rate case and the San Bruno Penalty Decision, see PG&E Corporation and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2015 and their joint Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

	By:	/s/ JASON P. WELLS
Dated: November 21, 2016		JASON P. WELLS
Senior Vice President and Chief Financial
Officer

PACIFIC GAS AND ELECTRIC COMPANY

	By:	/s/ DAVID S. THOMASON
Dated: November 21, 2016		DAVID S. THOMASON
Vice President, Chief Financial Officer and
Controller